EXHIBIT 5.1

PILLSBURY WINTHROP LLP
2550 HANOVER STREET
PALO ALTO, CA 94304

July 12, 2002

Magma Design Automation, Inc.
2 Results Way
Cupertino, CA 95014

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Magma Design Automation, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 1,797,523 shares (the “Shares”) of the Company’s Common Stock, par value $.0001 per share (the “Common Stock”), issuable pursuant to the Company’s 2001 Stock Incentive Plan (the “Plan”) and of 907,194 Shares of the Company’s Common Stock (the “ESPP Shares”) issuable pursuant to the Company’s 2001 Employee Stock Purchase Plan (the “ESPP”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for the opinions rendered herein. Based upon the foregoing, we are of the opinion that the Shares and the ESPP Shares have been duly authorized and, when issued and sold in accordance with the Plan and the ESPP, will be legally issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/    Pillsbury Winthrop LLP